 1 August 2016  Investor Presentation (3Q2016)(financials as of Q2 2016)

 Forward-looking statements in this report relating to WesBanco’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The information contained in this report should be read in conjunction with WesBanco’s 2015 Annual Report on Form 10-K and documents subsequently filed by WesBanco with the Securities and Exchange Commission (“SEC”), including WesBanco’s Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, which are available at the SEC’s website, www.sec.gov or at WesBanco’s website, www.wesbanco.com. Investors are cautioned that forward-looking statements, which are not historical fact, involve risks and uncertainties, including those detailed in WesBanco’s most recent Annual Report on Form 10-K filed with the SEC under “Risk Factors” in Part I, Item 1A. Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including, without limitation, that the businesses of WesBanco and Your Community Bankshares, Inc. (“YCB”) may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the proposed merger of WesBanco and YCB may not be fully realized within the expected timeframes; disruption from the proposed merger of WesBanco and YCB may make it more difficult to maintain relationships with clients, associates, or suppliers; the required governmental approvals of the proposed merger may not be obtained on the expected terms and schedule; YCB’s shareholders may not approve the proposed merger; the effects of changing regional and national economic conditions; changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity; sources of liquidity available to WesBanco and its related subsidiary operations; potential future credit losses and the credit risk of commercial, real estate, and consumer loan customers and their borrowing activities; actions of the Federal Reserve Board, the Federal Deposit Insurance Corporation, the SEC, the Financial Institution Regulatory Authority, the Municipal Securities Rulemaking Board, the Securities Investors Protection Corporation, and other regulatory bodies; potential legislative and federal and state regulatory actions and reform, including, without limitation, the impact of the implementation of the Dodd-Frank Act; adverse decisions of federal and state courts; fraud, scams and schemes of third parties; internet hacking; competitive conditions in the financial services industry; rapidly changing technology affecting financial services; marketability of debt instruments and corresponding impact on fair value adjustments; and/or other external developments materially impacting WesBanco’s operational and financial performance. WesBanco does not assume any duty to update forward-looking statements.  Forward-Looking Statements  *

Who and Where We Are

- Founded in 1870
- Headquartered in Wheeling, WV
- $8.4 billion in assets
- 141 financial centers
- Strong credit quality and regulatory compliance
- Growing market share
  - Top 10: Columbus, Pittsburgh, and West Virginia
  - Top 20: Cincinnati
- Diversified revenue generation
  - Trust services
  - Securities brokerage
  - Wealth management
  - Investment management
  - Insurance

Top Market Share



Fort Wayne
Akron
OH
Columbus
Dayton
Cincinnati
Pittsburgh
MD
WV
Charleston
KY
Frankfort
Lexington

Balanced Market Distribution



Loans
PA 25%
WV 35%
OH 40%



Deposits
PA 26%
WV 40%
OH 34%

Note: asset, location, loan, and deposit data as of 6/30/2016; market share based on MSA deposit rankings (source: SNL) (approximated on map by circles) (Pittsburgh MSA excludes BNY Mellon; Columbus MSA reflects announced HBAN-FMER merger & excludes single Wells Fargo branch)

2

 Executive  Position  Years inBanking  Years atWSBC  James Gardill  Chairman of the Board  44*  44  Todd Clossin  President & Chief Executive Officer  32  3  Robert Young  EVP & Chief Financial Officer  30  15  Ivan Burdine  EVP & Chief Credit Officer  36  3  Jonathan Dargusch  EVP – Wealth Management  35  6  Jay Zatta  EVP – Chief Lending Officer  30  8  Lynn Asensio  EVP – Retail Administration  38  11  Michael Perkins  EVP – Chief Risk & Admin Officer  21  21  Experienced and Stable Management Team  * as legal counsel to WesBancoNote: all key operating executives listed have large firm experience  *

Key Differentiators

- Emerging regional financial services company with a community bank at its core
  - Diversified revenue growth engines with a critical focus on credit quality
  - Well-balanced loan and deposit distribution across footprint
  - Robust legacy market share combined with three major metropolitan markets
  - Top ten market share in the Pittsburgh and Columbus MSAs
  - Strong legacy of credit and risk management
- Solid, and growing, non-interest income generation
  - $3.7B of assets under management through our 100-year old trust business
    - $895MM AUM through our proprietary mutual funds, the *WesMark Funds*
- Focus on cross-selling – average ratio on new consumer relationships has increased 43% to 4.5
- Strong expense management culture with a year-to-date efficiency ratio of 56.3%, despite having sizable non-bank fee-based businesses

Well-positioned for continued, high-quality growth

Note: financial data as of quarter ending 6/30/2016; market share based on MSAs (source: SNL); cross-sale data is measured 90 days after relationship opening and reflects Mar-2016 compared to Mar-2014; please see the efficiency ratio reconciliation in the appendix

4

Diversified Growth Strategies

- Diversified loan portfolio with a focus on Commercial and Industrial (C&I)
  - Increased productivity from and enhancements to the commercial lending team
- Long history of strong wealth management capabilities
  - Proprietary mutual funds, and a century of trust experience
  - Established wealth management, insurance, and private banking services are keys to fee income strategy
- Traditional retail banking services strategies
  - Focus on customer convenience and service
  - Institution-wide dedication to cross-selling across multiple markets
- Strong culture of expense management
  - Focus on delivering positive operating leverage while making investments
  - Emphasis on technology to streamline and improve processes
- Franchise expansion in contiguous markets
  - Targeted acquisitions within a reasonable geographic hub of our headquarters

5

 *  Diversified Loan Portfolio  Realignment of resources to higher growth marketsFocus on Commercial and Industrial (C&I) business with dedicated C&I and Business Banking teams in all metropolitan markets with limited direct and indirect credit exposure to the energy industry  Loan Composition as of 6/30/2016  Total Loans = $5.2B  Loan Composition as of 6/30/2011  Total Loans = $3.3B

 *  Diversified Loan Portfolio – Energy Exposure  In general, efforts related to the shale oil and gas industry are centered on deposit and wealth management growth as opposed to loan growthMinimal exposure to the oil, gas, and coal industryDirect exposure is less than 1% of $5.2B total loan portfolioIndirect exposure is an additional approximate 1% of the total loan portfolioReview of loans to the oil, gas, and coal industry performed during the fourth quarter of 2015 did not identify any material portfolio weakness on an aggregate basisNo material change in credit quality as of June 30, 2016While reduced oil and natural gas prices have led to a slowdown in new well drilling, investments continue to be made in our regions as pipeline construction continues and plans for a multi-billion-dollar ethane cracker plant near Pittsburgh were recently announced  Note: loan and asset data as of 6/30/16

Strong Wealth Management Capabilities

- Trust, Securities Brokerage, Private Banking, and Insurance consolidated under one executive management team
  - $3.7B of trust and mutual fund assets under management
  - $315MM in private banking loans and deposits
  - More than 5,000 trust and 1,100 private banking relationships
- Significant growth opportunities from shale-related private wealth
- Robust product capabilities:
  - Trust and investment management, and securities investment sales
  - Private client services
  - Financial, retirement, and estate planning
  - Insurance (personal, commercial, title, health)

Trust Assets (Market Value as of 12/31) ($B)



$2.3
$2.7
$3.0
$2.4
$2.9
$3.2
$3.8
$3.7
CAGR 4%
2002
2004
2006
2008
2010
2012
2014
2016 (6/30)

WesMark Funds℠

Net Assets	($MM)
Growth	$318.3
Gov't Bond	$261.4
WV Muni Bond	$122.7
Balanced	$101.8
Sm. Co. Growth	$ 90.7

Note: assets and clients as of 6/30/16; WesMark Funds net assets as of 6/30/16

8

 *  Well-Positioned in Growing Wealth Markets  ~90% of deposits and trust assets located in Marcellus/Utica shale regions  Median Household Income  Shale Formations Marcellus Utica  Note: assets and location data as of 6/30/2016; household income data as of 2012 (source: SNL)

Retail Banking Strategies

- Efficient financial center network with effective staff management and technology utilization supported by centralized, low-cost back office functions
- Full suite of treasury management products, including international services, and enhanced wire and lockbox capabilities
- Transitioning financial center personnel from transaction-based to sales-based activity
  - Full integration of CRM system to ensure relationship building and referrals
  - Centers in key markets have bankers licensed to offer investment products
  - Majority of center managers have completed or are enrolled in our Business Banking Academy program
  - Strong growth in securities sales, business banking loans, and e-banking fees
- Continuous reviews for financial center optimization
  - Technology deployments and an omni-channel distribution model
  - Since 2012, closed nine offices, downsized five, and opened three new offices in more attractive markets

Note: location data as of 6/30/2016

10

Strong Culture of Expense Management

- Scalable technology infrastructure supports both organic and acquisition growth without significant additional investment
- Introduced software and cost control tools to enhance overall purchasing efforts and to better manage travel expenses
- Utilize technology to reduce travel cost and enhance communication
  - Communication infrastructure modernization has reduced communication costs more than 40% since 2013
  - Upgrade of phone systems and increased utilization of video conferencing
  - Elimination of all personal computers with installation of "thin-client" technology



Efficiency Ratio
61.5%
62.5%
62.5%
61.9%
59.3%
58.4%
59.5%
61.0%
61.0%
59.6%
57.1%
56.3%
2011
2012
2013
2014
2015
2016 (6/30YTD)
WSBC
Peer Average

Note: financial data as of 6/30/2016; please see the efficiency ratio reconciliation in the appendix; peer average efficiency ratio represents a simple average of WSBC's peer group (sources as of 7/28/16: SNL, company reports); peer group includes SRCE, CHFC, CBU, EGBN, FNB, FCF, FFBC, FRME, NBTB, ONB, PRK, PNFP, STBA, TMP, TOWN, UBSH, UBSI

11

Franchise Expansion

- Focus on targeted acquisitions in existing markets and new higher-growth metro areas
- History of successful acquisitions that have improved earnings
- Adequate capital and liquidity, along with strong regulatory relationships, provides ability to execute transactions quickly
- Diligent efforts to retain a community bank look and feel
- Critical, long-term focus on shareholder return

Contiguous Markets Radius



OHIO
INDIANA
KENTUCKY
WEST VIRGINIA
VIRGINIA
MARYLAND
TENNESSEE
Cincinnati
Washington

Recent Acquisitions

- YCB: announced May-16; closing 2H16e
- ESB: announced Oct-14; closed Feb-15
- Fidelity: announced Jul-12; closed Nov-12
- AmTrust (5 branches): announced Jan-09; closed Mar-09
- Oak Hill: announced Jul-07; closed Nov-07

12

Long-Term Value Proposition

- Diversified and well-balanced regional financial services company
- Strong legacy of credit and risk management
- Disciplined growth, balanced by a fundamental focus on expense management, that delivers positive operating leverage and increases shareholder value
- Well-defined growth strategies for long-term success of key stakeholders
- Average loans to average deposits ratio of 85.0% provides significant opportunity for growth
- Regularly achieve 5-star ratings from Baeur Financial and recognition as one of America's best banks*

Return on Tangible Common Equity (ROTCE)



13.2%
13.6%
15.8%
15.4%
14.6%
13.4%
14.0%
11.7%
12.3%
12.8%
12.7%
13.1%
12.3%
2011
2012
2013
2014
2015
2Q16YTD
WSBC
Peer Average
WSBC (excl. merger expenses)

* as recognized by a leading financial magazine

Note: loan to deposit ratio represents 6/30/16 quarter; please see the ROTCE reconciliation in the appendix for WSBC and WSBC (excl. merger expenses); peer ROTCE from SNL (as of 7/28/16) and represents a simple average of WSBC's peer group (see slide #11)

13

 Financial Overview

Financial and Operational Highlights – Q2 2016

- Net income up 0.9% and EPS up 1.7% (excluding merger-related costs)
- Return on tangible common equity of 13.6% (excluding merger-related costs)
- Continued progress on balance sheet remix strategy
  - Decreasing investment securities balances to fund loan growth, and to maintain balance sheet size to delay the financial impact of crossing $10 billion of assets
  - 4.8% portfolio loan growth over past twelve months
  - Loan pipelines remain robust, and anticipate mid-single digit overall loan growth, tempered by quarterly construction loan portfolio fluctuations
- Continued improvement in asset quality
  - Non-performing loans to total loans of 0.8% improved 44 basis points
  - Net charge-offs to average loans continued to decline to 0.08%
- Remain focused on long-term expense management and positive operating leverage
  - Year-to-date efficiency ratio of 56.3% improved 86 basis points

Note: financial data as of quarter ending 6/30/2016, which reflects impact of the ESB merger, and compared the quarter ending 6/30/2015; please see the reconciliations to GAAP results in the appendix

15

 Financial Performance Summary  *  (1) excludes merger-related expensesNote: please see the reconciliations to GAAP results in the appendix; ESB Financial Corporation merger consummated February 10, 2015    Three Months Ending  Three Months Ending    Six Months Ending  Six Months Ending    ($000s, except earnings per share)  6/30/15  6/30/16  Change  6/30/15  6/30/16  Change  Net Income (1)  $ 22,358  $ 22,560  0.9%  $ 42,563  $ 45,433  6.7%  Diluted Earnings per Share (1)  $ 0.58  $ 0.59  1.7%  $ 1.17  $ 1.18  0.9%  Net Charge-Offs as % of Average Loans   0.25%   0.08%  (17bp)   0.25%   0.08%  (17bp)                Net Interest Margin (FTE)  3.44%  3.30%  (14bp)  3.49%  3.29%  (20bp)  Return on Average Assets (1)  1.06%   1.05%  (1bp)   1.01%   1.07%  6bp  Return on Average Tangible Equity (1)  13.78%  13.61%  (17bp)  13.30%  14.03%  73bp  Efficiency Ratio (1)  56.11%  57.04%  93bp  57.14%  56.28%  (86bp)

Net Interest Margin

- Net interest margin has been impacted due to:
  - An extended "lower for longer" interest rate environment with a flatter yield curve and lower LIBOR-based swap spreads
  - Lower spreads on existing loan repricing and competitive new loan pricing
  - Increased funding costs associated with a higher proportion of Federal Home Loan Bank medium-term borrowings and higher junior subordinated debt costs
- Positioned for asset sensitivity in rising rate shock and ramp environments
- Continued loan growth and balance sheet remix strategy will, over time, improve asset yields as average loan rates are higher than securities rates
  - Q2 2016 NIM showed stability with a 1bp improvement from Q1 2016



Net Interest Margin (FTE)
3.58%
3.61%
3.41%
3.49%
3.29%
3.64%
3.44%
3.30%
2013
2014
2015
Annual
2Q15
2Q16
Year-to-Date
2Q14
2Q15
2Q16
Quarterly

17

Securities Portfolio

- Securities portfolio represents ~27% of total assets
  - Mortgage-backed and agency securities calls during Q2 2016; plus, selective sales to manage risk and portfolio efficiency
- Portfolio characteristics:
  - No credit-related issues
  - Few callable agency and no high-premium mortgage-backed securities
  - Average tax-equivalent yield 2.85%
  - Weighted average life ~4.2 years
  - 52% unpledged
- Portfolio reduction is a component of balance sheet remix strategy
  - Use to fund loan growth
  - Help maintain balance sheet size under $10 billion of assets
  - Target to be ~25% of total assets

Composition as of 6/30/2016



Agency Mortgage-Backed & CMO 57%
Municipals 37%
Corporate Bonds 3%
U.S. Gov't Agencies 2%
Other 1%

Total Securities = $2.3B

Note: financial data as of 6/30/2016

18

Interest Rate Sensitivity

- Positioned for asset sensitivity in a rising rate ramp environment

Immediate Change in Interest Rates	Change in Net Interest Income from Base over One Year	
	December 31, 2015	June 30, 2016
+1% Rate Shock	+3.6%	+4.1%
+2% Rate Shock	+5.5%	+5.3%
+3% Rate Shock	+6.2%	+5.5%
+2% Rate Ramp	+3.0%	+3.4%
(1%) Rate Shock	(2.7%)	(3.0%)
EVE +2% Rate Shock	+1.9%	+9.3%
EVE (1%) Rate Shock	(8.8%)	+5.9%

Note: "EVE" is the economic value of equity, which is defined as the market value of equity in various increasing and decreasing rate scenarios

19

 Diversified Revenue Generation: Non-Interest Income  Operating non-interest income contributed 24% of net revenue year-to-date 2016Q2 2016 operating non-interest income reflects:commercial customer loan swap fee incomeSecurities gain from sale or call of mortgage-backed and agency securities from strategy to reduce the percentage of securities to total assetsGrowth in electronic banking fees from increased retail and business transaction volumeTrust fees negatively impacted due to reduced trust assets, lower estate fees, and market declines  *  Note: operating non-interest income (excludes gain/loss on securities and on sale of OREO property) is a non-GAAP measure, please see the reconciliations to GAAP results in the appendix  Operating Non-Interest Income ($MM)

Risk Management and Regulatory Compliance

- Conservative underwriting standards
- Five consecutive “outstanding” CRA ratings
- Analyzing cost of processes for crossing the $10B Dodd-Frank threshold
- Liquidity, loan, and capital stress testing in preparation for post-$10B DFAST reporting
- Enhancing our strong compliance management system
- Strong risk-based capital ratios well above regulatory requirements

Basel III Tier 1 Risk-Based Capital Ratio



13.47%
13.68%
13.35%
13.30%
13.62%
Required
6.0%
2Q15
3Q15
4Q15
1Q16
2Q16

Basel III Common Equity Tier 1 Capital Ratio



11.71%
11.92%
11.66%
11.58%
11.88%
Required
4.5%
2Q15
3Q15
4Q15
1Q16
2Q16

21

 Returning Value to Shareholders  Since 2010, dividend has increased 71%Q2 2016 dividend payout ratio 41.4%, compared to 36.3% for SNL $5-10B bank peer groupQ2 2016 dividend yield 3.1%, compared to 2.4% for SNL $5-10B bank peer group  *  Dividends per Share ($)  Note: dividend through May-2016 declaration announcement; WSBC dividend yield based upon 7/21/16 closing stock price of $30.91; SNL bank peer group dividend data as of 2Q2016 (as of 7/28/16)

Investment Rationale

- Diversified and well-balanced regional financial services company
- Disciplined growth, balanced by a fundamental focus on expense management, that delivers positive operating leverage and increases shareholder value
- Strong legacy of credit and risk management
- Favorable asset quality when compared to regional and national peers
- Well-defined growth strategies for long-term success of key stakeholders
- Focus on returning value to shareholders
- Stock trades at a 2-3x multiple discount – despite above peer-average financial performance

Well-positioned for continued, high-quality growth with strong upside market appreciation potential

23

 Appendix

 Financial Performance Summary Trend – Annual   *  Efficiency Ratio (1)  Net Income (1) ($MM)  (1) excludes merger-related expensesNote: please see the reconciliations to GAAP results in the appendix; ESB Financial merger closed February 2015 and Fidelity Bancorp merger closed November 2012  Return on Average Tangible Equity (1)  Return on Average Assets (1)

 Loan loss allowance decline due to improvement in credit quality  Legacy Loan Loss Allowance to Legacy Loans  Non-Performing Assets to Total Assets  Net Charge-Offs as % of Average Loans  NPAs to Total Loans, OREO & Repossessed Assets  Diligent Focus on Credit Quality – Annual Trend  *  Note: please see the reconciliations to GAAP results in the appendix; ESB Financial merger closed February 2015 and Fidelity Bancorp merger closed November 2012

 Stock Performance: Long-Term Cumulative Return  *  Note: cumulative return since WSBC IPO compared to the cumulative return for the S&P500 Index over the same time period

Reconciliation: Efficiency Ratio

	Three Months Ending		Six Months Ending		Twelve Months Ending				
($000s)	6/30/15	6/30/16	6/30/15	6/30/16	12/31/11	12/31/12	12/31/13	12/31/14	12/31/15
Non-Interest Expense	$ 46,589	$ 47,360	$100,047	$ 92,703	$140,295	$150,120	$160,998	$161,633	$193,923
Restructuring & Merger-Related Expense	$ (1,115)	$ (694)	$(10,848)	$ (694)	$ --	$ (3,888)	$ (1,310)	$ (1,309)	$(11,082)
Non-Interest Expense (excluding restructuring & merger-related expense)	**$ 45,474**	**$ 46,666**	**$ 89,199**	**$ 92,009**	**$140,295**	**$146,232**	**$159,688**	**$160,324**	**$182,841**
Net Interest Income (FTE-basis)	$ 62,975	$ 62,219	$119,841	$124,494	$175,885	$175,027	$192,556	$200,545	$246,014
Non-Interest Income	$ 18,072	$ 19,591	$ 36,254	$ 38,984	$ 59,888	$ 64,775	$ 69,285	$ 68,504	$ 74,466
Total Income	**$ 81,047**	**$ 81,810**	**$156,095**	**$163,478**	**$235,773**	**$239,802**	**$261,841**	**$269,049**	**$320,480**
Efficiency Ratio	**56.11%**	**57.04%**	**57.14%**	**56.28%**	**59.50%**	**60.98%**	**60.99%**	**59.59%**	**57.05%**

Note: "efficiency ratio" is non-interest expense excluding restructuring and merger-related expense divided by total income; FTE represents fully taxable equivalent; ESB Financial merger closed February 2015 and Fidelity Bancorp merger closed November 2012

29

Reconciliation: Net Income and EPS (Diluted)

($000s, except earnings per share)	Three Months Ending 6/30/15	Three Months Ending 6/30/16	Six Months Ending 6/30/15	Six Months Ending 6/30/16	Twelve Months Ending 12/31/11	Twelve Months Ending 12/31/12	Twelve Months Ending 12/31/13	Twelve Months Ending 12/31/14	Twelve Months Ending 12/31/15
Net Income	$ 21,633	$ 22,109	$ 35,512	$ 44,982	$ 43,809	$ 49,544	$ 63,925	$ 69,974	$ 80,762
Restructuring & Merger-Related Expense (Net of Tax)	$ 725	$ 451	$ 7,051	$ 451	$ --	$ 2,527	$ 851	$ 851	$ 7,203
Net Income (excluding restructuring & merger -related expense)	**$ 22,358**	**$ 22,560**	**$ 42,563**	**$ 45,433**	**$ 43,809**	**$ 52,071**	**$ 64,776**	**$ 70,825**	**$ 87,965**
Net Income per Diluted Share	$ 0.56	$ 0.58	$ 0.97	$ 1.17	$ 1.65	$ 1.84	$ 2.18	$ 2.39	$ 2.15
Restructuring & Merger-Related Expense per Diluted Share (Net of Tax)	$ 0.02	$ 0.01	$ 0.20	$ 0.01	$ --	$ 0.09	$ 0.03	$ 0.03	$ 0.19
Earnings per Diluted Share (excluding restructuring & merger-related expenses)	**$ 0.58**	**$ 0.59**	**$ 1.17**	**$ 1.18**	**$ 1.65**	**$ 1.93**	**$ 2.21**	**$ 2.42**	**$ 2.34**
Average Common Shares Outstanding – Diluted (000s)	38,532	38,410	36,505	38,415	26,615	26,889	29,345	29,334	37,547

Note: ESB Financial merger closed February 2015 and Fidelity Bancorp merger closed November 2012

30

Reconciliation: Return on Average Assets

($000s)	Three Months Ending 6/30/15	Three Months Ending 6/30/16	Six Months Ending 6/30/15	Six Months Ending 6/30/16	Twelve Months Ending 12/31/11	Twelve Months Ending 12/31/12	Twelve Months Ending 12/31/13	Twelve Months Ending 12/31/14	Twelve Months Ending 12/31/15
Net Income [(1)]	$ 86,770	$ 88,922	$ 71,612	$ 90,458	$ 43,809	$ 49,544	$ 63,925	$ 69,974	$ 80,762
Merger-Related Expenses (net of tax) [(1)]	$ 725	$ 451	$ 7,051	$ 451	$ --	$ 2,527	$ 851	$ 851	$ 7,203
Net Income (excluding merger-related expenses)	**$ 87,495**	**$ 89,373**	**$ 78,663**	**$ 90,909**	**$ 43,809**	**$ 52,071**	**$ 64,776**	**$ 70,825**	**$ 87,965**
Average Assets	**$8,279,587**	**$8,505,802**	**$7,796,400**	**$8,528,761**	**$5,440,243**	**$5,606,386**	**$6,109,311**	**$6,253,253**	**$8,123,981**
Return on Average Assets	**1.05%**	**1.05%**	**0.92%**	**1.06%**	**0.81%**	**0.88%**	**1.05%**	**1.12%**	**0.99%**
Return on Average Assets (excluding merger-related expenses)	**1.06%**	**1.05%**	**1.01%**	**1.07%**	**0.81%**	**0.93%**	**1.06%**	**1.13%**	**1.08%**

(1) three-month net income figures are annualized; amortization of intangibles tax effected at 35%

Note: ESB Financial merger closed February 2015 and Fidelity Bancorp merger closed November 2012; "merger-related expenses" are "restructuring & merger-related expenses"

31

Reconciliation: Return on Average Tangible Equity

	Three Months Ending		Six Months Ending		Twelve Months Ending				
($000s)	6/30/15	6/30/16	6/30/15	6/30/16	12/31/11	12/31/12	12/31/13	12/31/14	12/31/15
Net Income [(1)]	$ 86,770	$ 88,922	$ 71,612	$ 90,458	$ 43,809	$ 49,544	$ 63,925	$ 69,974	$ 80,762
Amortization of Intangibles [(1)]	$ 2,462	$ 1,822	$ 1,979	$ 1,865	$ 1,566	$ 1,398	$ 1,487	$ 1,248	$ 2,038
Net Income before Amortization of Intangibles	**$ 89,232**	**$ 90,744**	**$ 73,591**	**$ 92,323**	**$ 45,375**	**$ 50,942**	**$ 65,412**	**$ 71,222**	**$ 82,800**
Merger-Related Expenses (net of tax) [(1)]	$ 725	$ 451	$ 7,051	$ 451	$ --	$ 2,527	$ 851	$ 851	$ 7,203
Net Income before Amortization of Intangibles (excluding merger-related expenses)	**$ 89,957**	**$ 91,195**	**$ 80,642**	**$ 92,774**	**$ 45,375**	**$ 53,469**	**$ 66,263**	**$ 72,073**	**$ 90,003**
Average Total Shareholders Equity	$1,100,302	$1,156,923	$1,001,344	$1,148,219	$625,061	$656,684	$733,249	$780,423	$1,059,490
Average Goodwill & Other Intangibles, Net of Deferred Tax Liabilities	$(447,709)	$(487,085)	$(394,957)	$(487,148)	$(280,718)	$(281,326)	$(318,913)	$(317,523)	$(442,215)
Average Tangible Equity	**$652,593**	**$669,838**	**$606,387**	**$661,071**	**$344,343**	**$375,358**	**$414,336**	**$462,900**	**$617,275**
Return on Average Tangible Equity	**13.67%**	**13.55%**	**12.14%**	**13.97%**	**13.18%**	**13.57%**	**15.79%**	**15.39%**	**13.41%**
Return on Average Tangible Equity (excluding merger-related expenses)	**13.78%**	**13.61%**	**13.30%**	**14.03%**	**13.18%**	**14.24%**	**15.99%**	**15.57%**	**14.58%**

[(1)] three-month net income figures are annualized; amortization of intangibles tax effected at 35%

Note: ESB Financial merger closed February 2015 and Fidelity Bancorp merger closed November 2012; "merger-related expenses" are "restructuring & merger-related expenses"

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Reconciliation: Operating Non-Interest Income

($000s)	Three Months Ending 6/30/15	Three Months Ending 6/30/16	Six Months Ending 6/30/15	Six Months Ending 6/30/16	Twelve Months Ending 12/31/13	Twelve Months Ending 12/31/14	Twelve Months Ending 12/31/15
Service Charges on Deposits	$ 4,249	$ 4,176	$ 7,918	$ 8,128	$ 17,925	$ 16,135	$ 16,743
Electronic Banking (e-Banking) Fees	$ 3,496	$ 3,742	$ 6,821	$ 7,345	$ 12,198	$ 12,708	$ 14,361
Trust Fees	$ 5,476	$ 5,036	$ 11,529	$ 10,747	$ 19,577	$ 21,069	$ 21,900
Net Securities Brokerage Revenue	$ 1,842	$ 1,750	$ 3,901	$ 3,646	$ 6,248	$ 6,922	$ 7,692
Bank-Owned Life Insurance	$ 989	$ 942	$ 2,244	$ 1,915	$ 4,664	$ 4,614	$ 4,863
Other Fee Income	$ 1,868	$ 3,146	$ 3,634	$ 5,311	$ 8,070	$ 7,159	$ 7,603
Operating Non-Interest Income	**$ 17,920**	**$ 18,792**	**$ 36,047**	**$ 37,092**	**$ 68,682**	**$ 68,607**	**$ 73,162**
Net Securities Gains / (Loss)	--	$ 585	$ 22	$ 1,696	$ 684	$ 903	$ 948
Net Gain / (Loss) on Other Real Estate Owned and Other Assets	$ 152	$ 214	$ 185	$ 196	$ (81)	$ (1,006)	$ 356
Total Non-Interest Income	**$ 18,072**	**$ 19,591**	**$ 36,254**	**$ 38,984**	**$ 69,285**	**$ 68,504**	**$ 74,466**

Note: ESB Financial merger closed February 2015 and Fidelity Bancorp merger closed November 2012

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*    Twelve Months Ending  Twelve Months Ending  Twelve Months Ending  Twelve Months Ending  Twelve Months Ending  ($000s)  12/31/11  12/31/12  12/31/13  12/31/14  12/31/15  Loan Loss Allowance  $ 54,810  $ 52,699  $ 47,368  $ 44,654  $ 41,710  Acquired Allowance  $ --  $ --  $(582)  $(500)  $(1)  Legacy Loan Loss Allowance  $ 54,810  $ 52,699  $ 46,786  $ 44,154  $ 41,709              Total Portfolio Loans  $3,239,368  $3,687,762  $3,894,917  $4,086,766  $5,065,842  Acquired Loans  $ --  $(313,398)  $(227,429)  $(197,023)  $(773,190)  Total Legacy Portfolio Loans  $3,239,368  $3,374,364  $3,667,488  $3,889,743  $4,292,652              Legacy Loan Allowance as a % of Total Legacy Portfolio Loans  1.69%  1.56%  1.28%  1.14%  0.97%  Note: ESB Financial merger closed February 2015 and Fidelity Bancorp merger closed November 2012  Reconciliation: Legacy Loan Loss Allowance to Total Legacy Loans